To The Board of Directors
China Fire & Security Group, Inc.

Consent of Independent Registered Public Accounting Firm
China Fire & Security Group, Inc. and Subsidiaries
Audited Financial Statements
December 31, 2006

We consent to the incorporation in the Report of China Fire & Security Group, Inc. on Form SB−2 of our report dated March 28, 2007, on our audits of the consolidated financial statements of China Fire & Security Group Inc. and Subsidiaries as of December 31, 2006 and 2005 and for the two-year period ended December 31, 2006, which our reports are incorporated in the Form SB−2.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California
August 9, 2007